Exhibit 99.1

For more information, please contact:

AmTrust Financial Services, Inc.
Hilly Gross Vice President, Investor Relations 212-220-7120 x 7013 hgross@amtrustgroup.com	Ronald E. Pipoly, Jr. Chief Financial Officer 216-328-6116 rpipoly@amtrustgroup.com

For immediate release
June 25, 2007

AmTrust Financial Services, Inc. Announces Agreement to Acquire Associated Industries Insurance Services, Inc. and Associated Industries Insurance Company, Inc.

(New York) - AmTrust Financial Services, Inc. (NASDAQ: AFSI) announced today that it entered an agreement to acquire all of the issued and outstanding stock of Associated Industries Insurance Services, Inc., a Florida-based workers’ compensation managing general agency, and its wholly-owned subsidiary, Associated Industries Insurance Company, Inc., a Florida workers’ compensation insurer, also licensed in Alabama, Georgia and Mississippi (collectively, “Associated”) for approximately $41.2 million. Consummation of the transaction is subject to regulatory approval.

AmTrust and Associated have enjoyed a close business relationship since 2004 when AmTrust acquired renewal rights to certain business from Associated and entered into a Production and Administration Agreement pursuant to which Associated produces business for AmTrust in the State of Florida. In 2006, Associated produced approximately $130 million in gross written premium, $58 million of which was written by AmTrust’s subsidiary, Technology Insurance Company.

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Barry Zyskind, CEO of AmTrust Financial Services, Inc. stated, “The acquisition of Associated is the logical culmination of the close relationship we have had with Associated for the past three years. Associated consistently has been one of the leading providers of workers’ compensation to small businesses in Florida. We are confident that the addition of Associated to the AmTrust family should provide AmTrust with the ability to continue growing our workers’ compensation business.”

Jon L. Shebel, Founder, President and CEO of Associated stated, “All members of our team are excited about joining the AmTrust family of companies, which share Associated’s commitment to integrity of operations and customer service.”

About AmTrust Financial Services, Inc.

AmTrust Financial Services, Inc., headquartered in New York City, is a multinational specialty property and casualty holding company, which, through its insurance carriers, offers specialty property and casualty insurance products, including workers’ compensation, commercial automobile and general liability; extended service and warranty coverage. For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at 866.203.3037.

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